Exhibit 2.1

[CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.]

Execution Version
MASTER PURCHASE AGREEMENT
by and between
EMCORE CORPORATION
AND
SUMITOMO ELECTRIC INDUSTRIES, LTD.
Dated as of

March 27, 2012

ARTICLE I	DEFINITIONS 1

ARTICLE II	PURCHASE AND SALE 12

Section 2.01	Purchase and Sale of Assets 12

Section 2.02	Excluded Assets 14

Section 2.03	Assumed Liabilities 15

Section 2.04	Excluded Liabilities 15

Section 2.05	Purchase Price 17

Section 2.06	Purchase Price Adjustment 18

Section 2.07	LEO Assets 21

Section 2.08	Allocation of Purchase Price 21

Section 2.09	Withholding Tax 22

Section 2.10	Third Party Consents 22

ARTICLE III	CLOSING 22

Section 3.01	Closing 22

Section 3.02	Closing Deliverables 22

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLERS 24

Section 4.01	Organization and Qualification of Seller 24

Section 4.02	Authority of Seller 24

Section 4.03	No Conflicts; Consents; Filings 25

Section 4.04	Financial Statements 25

Section 4.05	Undisclosed Liabilities 26

Section 4.06	Absence of Certain Changes, Events and Conditions 26

Section 4.07	Material Contracts 27

Section 4.08	Title to Purchased Assets 29

Section 4.09	Condition and Sufficiency of Assets 29

Section 4.10	Real Property 29

Section 4.11	Intellectual Property 31

Section 4.12	Inventory 32

(continued)

Section 4.13	Customers and Suppliers 32

Section 4.14	Insurance 33

Section 4.15	Legal Proceedings; Governmental Orders 33

Section 4.16	Compliance With Laws; Permits 33

Section 4.17	Environmental Matters 34

Section 4.18	Employee Benefit Matters 36

Section 4.19	Employment Matters 36

Section 4.20	Taxes 38

Section 4.21	Product Warranties 38

Section 4.22	Solvency 39

Section 4.23	Trade Practices 39

Section 4.24	Brokers 39

Section 4.25	Disclaimer 39

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER PARENT 40

Section 5.01	Organization of Buyer 40

Section 5.02	Authority of Buyer 40

Section 5.03	No Conflicts; Consents; Filings 40

Section 5.04	Brokers 41

Section 5.05	Sufficiency of Funds 41

Section 5.06	Legal Proceedings 41

ARTICLE VI	COVENANTS 41

Section 6.01	Conduct of Business Prior to the Closing 41

Section 6.02	Access to Information 42

Section 6.03	No Solicitation of Other Bids 42

Section 6.04	Notice of Certain Events 43

Section 6.05	Employees and Employee Benefits 44

Section 6.06	Confidentiality 46

Section 6.07	Non-competition; Non-solicitation 46

(continued)

Section 6.08	Governmental Approvals and Consents 47

Section 6.09	Books and Records 48

Section 6.10	Closing Conditions 49

Section 6.11	Public Announcements 49

Section 6.12	Bulk Sales Laws 49

Section 6.13	Transfer Taxes 49

Section 6.14	Tax Clearance Certificates 49

Section 6.15	Apportionment of Taxes 50

Section 6.16	Cooperation on Tax Matters 50

Section 6.17	VCSEL Fab Relocation 50

Section 6.18	Employee and Customer Contacts 51

Section 6.19	Relocation or Consolidation of R&D or Manufacturing Facilities; R&D Roadmap 51

Section 6.20	Use of Marks 51

Section 6.21	Environmental Permits 52

Section 6.22	Acquired Patents 52

Section 6.23	Further Assurances 52

ARTICLE VII	CONDITIONS TO CLOSING 52

Section 7.01	Conditions to Obligations of All Parties 52

Section 7.02	Conditions to Obligations of Buyers 53

Section 7.03	Conditions to Obligations of Sellers 55

ARTICLE VIII	INDEMNIFICATION 56

Section 8.01	Survival 56

Section 8.02	Indemnification By Seller Parent 56

Section 8.03	Indemnification By Buyer Parent 57

Section 8.04	Certain Limitations 57

Section 8.05	Indemnification Procedures 58

Section 8.06	Tax Treatment of Indemnification Payments 60

(continued)

Section 8.07	Effect of Investigation 60

Section 8.08	Exclusive Remedies 61

Section 8.09	Escrow Claims 61

Section 8.10	Setoff and Recoupment 62

ARTICLE IX	TERMINATION 63

Section 9.01	Termination 63

Section 9.02	Effect of Termination 65

Section 9.03	Termination Fee 65

ARTICLE X	MISCELLANEOUS 65

Section 10.01	Expenses 65

Section 10.02	Notices 65

Section 10.03	Interpretation 66

Section 10.04	Performance of Obligations by Subsidiaries 66

Section 10.05	Headings 67

Section 10.06	Severability 67

Section 10.07	Entire Agreement 67

Section 10.08	Successors and Assigns 67

Section 10.09	No Third-party Beneficiaries 67

Section 10.10	Amendment and Modification; Waiver 68

Section 10.11	Governing Law; Dispute Resolution 68

Section 10.12	Specific Performance 69

Section 10.13	Counterparts 69

(continued)

EXHIBIT

Exhibit A – Escrow Agreement

APPENDICES
Appendix 1 – Balance Sheet as of September 30, 2011
Appendix 2 – VCSEL Relocation Plan
Appendix 3 – Basis for Relocation Cost Estimate
Appendix 4 – R&D Roadmap

(continued)

SCHEDULES

Schedule I – Sellers
Schedule II – Legacy Products
Schedule III – Products
Schedule IV – Retained Patents
Schedule 2.06 – Rules and Procedures in Determining Inventory Value and Tangible Personal Property Value

Section 2.01(a)	Inventory
Section 2.01(b)	Assigned Contracts
Section 2.01(c)	Intellectual Property Assets
Section 2.01(d)	Tangible Personal Property
Section 2.01(g)	Seller’s Rights against Third Parties
Section 2.02	Excluded Assets
Section 4.01	Organization and Qualification of Seller
Section 4.02	Authority of Seller
Section 4.03	No Conflicts; Consents; Filings
Section 4.04	Financial Statements
Section 4.05	Undisclosed Liabilities
Sections 4.06(a) – (q)	Absence of Certain Changes, Events and Conditions
Sections 4.07(a) – (b)	Material Contracts
Sections 4.08(a) – (e)	Title to Purchased Assets
Section 4.09	Undisclosed Liabilities
Sections 4.10(a) – (c)	Real Property
Sections 4.11(a) – (g)	Intellectual Property
Section 4.12	Inventory
Sections 4.13(a) – (b)	Customers and Suppliers
Section 4.14	Insurance
Sections 4.15(a) – (b)	Legal Proceedings; Governmental Orders
Sections 4.16(a) – (b)	Compliance with Laws; Permits
Sections 4.17(a) – (i)	Environmental Matters
Section 4.18(a)	Employee Benefit Matters
Sections 4.19(a) – (c)	Employment Matters
Sections 4.20(a) – (i)	Taxes
Section 4.21	Product Warranties
Sections 4.22(a) – (d)	Solvency
Section 4.23	Trade Practices
Section 4.24	Brokers

MASTER PURCHASE AGREEMENT
This Master Purchase Agreement (this “Agreement”), dated as of March 27, 2012, is entered into between EMCORE Corporation, a New Jersey corporation (“Seller Parent”) and Sumitomo Electric Industries, Ltd., a Japanese corporation (“Buyer Parent”). Seller Parent and the Subsidiaries of Seller Parent identified on Schedule I attached hereto are sometimes referred to in this Agreement each as a “Seller” and collectively as “Sellers.”
RECITALS
WHEREAS, Seller Parent and the other Sellers are engaged through its Enterprise Business Unit in the business of development, manufacture and sale of certain fiber optics products; and
WHEREAS, Seller Parent wishes to sell and assign, and cause the other Sellers to sell and assign, to Buyer Parent (or one or more designees thereof), and Buyer Parent (or one or more designees thereof) wishes to purchase and assume from Sellers, substantially all the assets, and certain specified liabilities, of the Business (as defined below), subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article 1:
“Accounts Receivable” has the meaning set forth in Section 2.02(b).
“Acquisition Proposal” has the meaning set forth in Section 6.03(a).
“Acquisition Request” has the meaning set forth in Section 6.03(b).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Actual Value” has the meaning set forth in Section 2.06(g).
“Acquired Patents” means patents listed on Section 2.01(c) of the Disclosure Schedules.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 2.08(a).

“Asset List” has the meaning set forth in Section 2.01.
“Assigned Contracts” has the meaning set forth in Section 2.01(b).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Balance Sheet” has the meaning set forth in Section 4.04.
“Balance Sheet Date” has the meaning set forth in Section 4.04.
“Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any plans, agreements, policies, programs, or understandings providing for fringe benefits and any other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life insurance, disability, sick leave, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, vacation, holiday or other similar plans, agreements, policies, programs or understandings (whether written or oral, qualified or nonqualified), which provide benefits, or describe policies or procedures applicable, to any current or former employee of Seller Parent or any Affiliate thereof.
“Books and Records” has the meaning set forth in Section 2.01(h).
“Business” means the Enterprise Business of Seller that consists of the development, manufacture and sale of the Products, but does not include the sale of the Legacy Products.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Francisco, California and Albuquerque, New Mexico are authorized or required by Law to be closed for business.
“Buyer” and “Buyers” means Buyer Parent or any Subsidiary of Buyer Parent that Buyer Parent designates to purchase any of the Purchased Assets.
“Buyer Basket Exclusions” has the meaning set forth in Section 8.04(a).
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Buyer Parent” has the meaning set forth in the preamble.
“Buyer Parent Closing Certificate” has the meaning set forth in Section 7.03(f).
“Cash and Cash Equivalents” means all cash on hand and cash equivalents of Seller and its Subsidiaries (whether or not related to the Business), including currency and coins, negotiable checks, bank accounts, marketable securities, commercial paper, certificates of deposit, treasury bills, surety bonds and money market funds.
“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“CFIUS” means the Committee on Foreign Investment in the United States.
“Change of Control” of a Person means the occurrence of (or any public announcement of, or entry into any agreement by such Person or any of its Subsidiaries to engage in or effect, a transaction that would result in) any of the following events or circumstances, whether accomplished directly or indirectly, or in one or a series of related transactions:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act) of more than 50% of the total voting power of the outstanding capital stock of such Person;

(b)    such Person merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another Person and, immediately after giving effect to such transaction, less than 50% of the total voting power of the outstanding capital stock of the surviving or resulting Person is “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the shareholders of such Person immediately prior to such transaction; or
(c)    such Person (including through one or more of its Subsidiaries and including through any liquidation or dissolution, other than a liquidation or dissolution in connection with a reorganization or similar transaction in which the holders of the voting stock of such Person immediately prior to such transaction continue to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the total voting power of the outstanding capital stock of the surviving entity immediately after giving effect to such transaction) sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets and properties (including capital stock of Subsidiaries) of such Person, but excluding sales, assignments, conveyances, transfers, leases or other dispositions of assets and properties (including capital stock of Subsidiaries) by such Person or any of its Subsidiaries to any direct or indirect Subsidiary of such Person.
“Closing” has the meaning set forth in Section 3.01(a).
“Closing Adjustment” has the meaning set forth in Section 2.06(c).
“Closing Date” has the meaning set forth in Section 3.01(a).
“Closing Purchase Price” means the Purchase Price, less the sum of the Preliminary Inventory Value of the LEO Assets and the Preliminary Tangible Personal Property Value of the LEO Assets.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the confidentiality agreement, dated November 14, 2011, between Seller Parent and Buyer Parent.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.
“Dispute” has the meaning set forth in Section 10.11.
“Dollars or $” means the lawful currency of the United States.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including without limitation liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with or liability under any Environmental Law or term or condition of any Environmental Permit.
“Environmental Investigation” has the meaning set forth in Section 7.02(n).
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the investigation, cleanup, removal, or remediation thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Account” has the meaning set forth in Section 2.05(b).
“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.
“Escrow Amount” means the sum of Two Million Five Hundred Fifty Thousand Dollars ($2,550,000) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement, together with any interest earned thereon.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(c).
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Excluded Patents” means patents owned by Seller, but does not include the Retained Patents or the Acquired Patents.
“Facility Lease” has the meaning set forth in Section 3.02(a)(iii).
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Final Claim Amount” has the meaning set forth in Section 8.09(b).
“Final Closing Purchase Price” has the meaning set forth in Section 2.06(h).
“Final Inventory Value” has the meaning set forth in Section 2.06(f).
“Final Tangible Personal Property Value” has the meaning set forth in Section 2.06(f).
“Financial Statements” has the meaning set forth in Section 4.04.
“FINSA” means the U.S. Foreign Investment and National Security Act of 2007, which amends Section 721 of the Defense Production Act of 1950, 50 U.S.C. App. 2170 et seq., and the regulations issued pursuant to such law at 31 C.F.R. Part 800 et seq.
“FIRPTA Certificate” has the meaning set forth in Section 7.02(k).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is considered a pollutant, a contaminant, hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, or is otherwise regulated, under any Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“High Value” has the meaning set forth in Section 2.06(g).
“ICC” means the International Chamber of Commerce.
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Independent Accountants” has the meaning set forth in Section 2.06(f).

“Insolvent” means a financial condition such that the sum of such Person’s debts is greater than all of such Person’s property, at a fair valuation, exclusive of (a) property transferred, concealed, or removed with intent to hinder, delay or defraud such Person’s creditors and (b) property that may be exempted from property of a bankruptcy estate under Section 522 of the United States Bankruptcy Code.
“Insurance Policies” has the meaning set forth in Section 4.14.
“[*] Agreement” has the meaning set forth in Section 6.22.
“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (c) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (d) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.
“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted, but does not include the Excluded Patents or the Retained Patents.
“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 4.04.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.
“Interim Financial Statements” has the meaning set forth in Section 4.04.
“Inventory” has the meaning set forth in Section 2.01(a).
“Knowledge of Seller Parent or Seller Parent’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any director, officer or senior manager of Seller Parent, after reasonable inquiry.
“LEO Agreement” means a Local Agreement governing the LEO Asset Sale.
“LEO Asset Sale” has the meaning set forth in Section 3.01(b).
“LEO Assets” has the meaning set forth in Section 2.07.
“LEO Closing” has the meaning set forth in Section 3.01(b).

“LEO Purchase Price” means the Sum of the Final Inventory Value of the LEO Assets and the Final Tangible Personal Property Value of the LEO Assets, as determined pursuant to Section 2.06(f).
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.10(b).
“Leases” has the meaning set forth in Section 4.10(b).
“Legacy Products” means the Xenpak and X2 10 gigabit Ethernet modules with SR, LR, ER, CX4 and LX4 specifications; XFP CX4 transceivers; SFP transceivers; any products with VCSEL apertures greater than eight (8) micron, as listed on Schedule II.
“Liabilities” means with respect to any Person, liabilities, obligations or commitments of such Person of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
“License Agreement” has the meaning set forth in Section 3.02(a)(vi).
“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest of any kind or nature.
“Local Agreements” means agreements in the form mutually agreed to by Buyer Parent and Seller Parent, which, subject to the terms and conditions of this Agreement, are to be signed at or prior to the Closing, pursuant to which, among other things, for the consideration stated herein, certain Sellers shall grant, sell, transfer, convey, assign and deliver to certain Buyers, and such Buyers shall purchase and accept from such Sellers, all right, title, and interest of such Sellers in and to the specific items of the Purchased Assets owned by such Sellers, and such Buyers agree to assume certain Assumed Liabilities of such Sellers, all in accordance with and pursuant to the terms and conditions therein and in accordance with the governing Law set forth in such Local Agreements, including all exhibits and attachments thereto, as contemplated by this Agreement.
“Low Value” has the meaning set forth in Section 2.06(g).
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, but for purposes of Article VIII, excluding any consequential, indirect, special, punitive or similar damages.
“Manufacturing Agreement” has the meaning set forth in Section 3.02(a)(v).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which the Seller operates the Business or, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.
“Material Contracts” has the meaning set forth in Section 4.07(a).
“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).
“Negotiation Period” has the meaning set forth in Section 9.01(d)(iii).
“Owned Real Property” has the meaning set forth in Section 4.10(a).
“Permits” means all permits, licenses, clearances, franchises, approvals, waivers, letters exemptions, consents, decisions, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.08.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.06(h).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Preliminary Closing Purchase Price” has the meaning set forth in Section 2.06(c).
“Preliminary Inventory Value” has the meaning set forth in Section 2.06(b).
“Preliminary Tangible Personal Property Value” has the meaning set forth in Section 2.06(b).
“Products” means EMCORE Connects Cables (ECC), Parallel Optical Devices (POD) and Devices and Components (DAC) and SFP+, excluding the Legacy Products, and are listed on Schedule III.
“Proposed Final Inventory Value” has the meaning set forth in Section 2.06(d).
“Proposed Final Tangible Personal Property Value” has the meaning set forth in Section 2.06(d).
“PTO Liabilities” has the meaning set forth in Section 2.03(b).
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Relocation Cost Estimate” has the meaning set forth in Section 6.17(b).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 6.07(a).
“Retained Marks” has the meaning set forth in Section 6.20.
“Retained Patents” means patents listed on Schedule IV.
“Section 9.01(d) Termination Notice” has the meaning set forth in Section 9.01(d)(ii).
“Seller” and “Sellers” has the meaning set forth in the preamble.
“Seller Basket Exclusions” has the meaning set forth in Section 8.04(b).
“Seller Closing Certificate” has the meaning set forth in Section 7.02(h).
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Seller Parent” has the meaning set forth in the preamble.
“Seller Parent’s Notice” has the meaning set forth in Section 6.03(c).
“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company or other similar organization as to which more than 50% of the outstanding capital stock or other securities having voting rights or power is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect subsidiaries and (b) any partnership, joint venture or other similar relationship between such Persons and any other Person.
“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal on terms that the board of directors of the Seller Parent determines, in its reasonable judgment, to be more favorable to Seller Parent and its stockholders than the terms of the transactions contemplated under this Agreement (after taking into account all relevant factors, including all conditions to the offer, the timing of the transaction contemplated by the offer, the risk of non-consummation thereof and the need for any required governmental or other consents, filings or approvals).
“Superior Proposal Period” has the meaning set forth in Section 6.03(c).
“Tangible Personal Property” has the meaning set forth in Section 2.01(d).
“Tax Clearance Certificate” has the meaning set forth in Section 6.14.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and including any Liability to indemnify or otherwise assume or succeed to the Liability of any other Person with respect to any Tax.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Time” has the meaning set forth in Section 9.01(d)(iv).
“Territory” has the meaning set forth in Section 6.07(a).

“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Transaction Documents” means this Agreement, the Local Agreements, the Escrow Agreement, the Facility Leases, the Transition Services Agreement, the Shared Services Agreement, the Fabrication Services Agreement, the Product Services Agreement, the Intellectual Property License Agreement and the other agreements, instruments and documents required to be delivered at the Closing.
“Transfer Taxes” has the meaning set forth in Section 6.13.
“Transferred Employees” means employees of the Business who accepted and executed Buyer’s written offer of employment effective as of the Closing.
“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(iv).
“Union” has the meaning set forth in Section 4.19(b).
“Value Determination Time” means the time at which the Business opens on the Closing Date.
“VCSEL Fab” has the meaning set forth in Section 6.17(a).
“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local law, regulation or ordinance.
“Yearly Financial Statements” has the meaning set forth in Section 4.04.

ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein and in the Local Agreements, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyers, and Buyers shall purchase from Sellers, free and clear of any Encumbrances other than the Permitted Encumbrances, all of Sellers right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which solely relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), consisting of the following:
(a)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, as set forth on Section 2.01(a) of the Disclosure Schedules (“Inventory”);
(b)    all Contracts, including Intellectual Property Licenses, as set forth on Section 2.01(b) of the Disclosure Schedules (the “Assigned Contracts”);
(c)    all Intellectual Property Assets, as set forth on Section 2.01(c) of the Disclosure Schedules;
(d)    all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, computers, telephones and other tangible personal property, as set forth on Section 2.01(d) of the Disclosure Schedules (the “Tangible Personal Property”);
(e)    to the extent transferable and required to operate the Business, all Permits, including Environmental Permits, which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, as listed on Section 4.16(b) and Section 4.17(b) of the Disclosure Schedules;

(f)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees including any such item relating to the payment of Taxes, as set forth on Section 2.01(h) of the Disclosure Schedules;
(g)    all of Sellers rights, to the extent transferable, under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets, as set forth on Section 2.01(f) of the Disclosure Schedules;
(h)    originals, or where not available, copies, of all books and records relating solely to the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with Customs or any other Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”); and
(i)    all goodwill and the going concern value of the Business.
For the avoidance of doubt the Purchased Assets shall not include any assets located at Fabrinet’s premises in Thailand that are identified by the parties as unusable assets due to the damages caused by the flood in the premises and transfer of the LEO Assets will not occur until the LEO Closing.
Each Disclosure Schedule referred to in this Section 2.01 (collectively, the “Asset Lists”) indicates Purchased Assets on a country-by-country basis with applicable Seller thereof. Seller Parent and Buyer Parent shall review and finalize the Asset Lists at least five (5) Business Days prior to the Closing and the final Asset Lists agreed upon by the parties shall be prepared in writing and certified by an officer of Seller Parent.
Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)    Cash and Cash Equivalents;
(b)    all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(c)    Contracts, including Intellectual Property Licenses, that are not Assigned Contracts (the “Excluded Contracts”);
(d)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(e)    all Benefit Plans and assets attributable thereto;
(f)    the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;
(g)    the rights which accrue or will accrue to Seller under the Transaction Documents;
(h)    Excluded Patents;
(i)    Retained Patents, provided that Seller Parent shall grant an exclusive license to Buyer Parent or its designee pursuant to the License Agreement;

(j)    all insurance benefits to Seller, including rights and proceeds, arising prior to the Closing from or relating to the Business, the Purchased Assets or the Assumed Liabilities; and
(k)    all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business and to the extent related to actions or omissions prior to the Closing, whether arising by way of counterclaim or otherwise, except to the extent that such rights are associated with the Acquired Patents.
Section 2.02 of the Disclosure Schedules lists those Excluded Assets, with respect to which Sellers shall provide necessary assistance, services and licenses for Buyers after Closing pursuant to the Transition Services Agreement so that Buyer can operate the Business as currently conducted by Sellers and proposed to be conducted by Buyers.
Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyers shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)    all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not relate to any breach, default or violation by any Seller on or prior to the Closing; and
(b)    any Liabilities associated with accrued and unused paid time off of Transferred Employees to the extent assumable under applicable Law (the “PTO Liabilities”).
Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyers shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller Parent shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)    all trade accounts payable of Sellers to third parties in connection with the Business that remain unpaid as of the Closing Date, regardless of whether they are reflected on the Interim Balance Sheet or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;
(b)    any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(c)    any Liability for (i) Taxes of Sellers or any Affiliate of Sellers, (ii) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; and (iii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.13;
(d)    any Liabilities relating to or arising out of the Excluded Assets;
(e)    any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;
(f)    any product Liability or similar claim for injury to a Person or property to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products manufactured or sold or any service performed by Sellers;

(g)    any recall, design defect or similar claims of any products manufactured or sold or any service performed by Sellers to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing;
(h)    any Liabilities of Sellers arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Sellers;
(i)    any Liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, workers’ compensation, severance, retention, termination or other payments;
(j)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Sellers;
(k)    any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to a Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to a Buyer pursuant to this Agreement;
(l)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;
(m)    any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to a Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (ii) to the extent such Liabilities arise out of or related to a breach by a Seller of such Contracts prior to Closing;
(n)    any Liabilities for actual or alleged infringement of Intellectual Property that relates to (i) the Products sold or shipped by Sellers prior to the Closing Date, (ii) the Legacy Products; including any Liabilities to indemnify Business’ customers pursuant to a Contract, arising out of or in connection with “In re Matter of Certain Optoelectronic Devices, Components Thereof, and Products Containing Same, Investigation No. 337-TA-669” or Avago Technologies Fiber IP (Singapore) Pte Ltd. v. EMCORE Corporation, No. 3:08-cv-05394 (N.D. Cal. filed December 1, 2008) or (iii) U.S. Patent No. 5,359,447, regardless of whether such Liability accrues before or after the Closing and under an Assigned Contract or an Excluded Contract;
(o)    any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions;
(p)    any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of its Affiliates to comply with any Law or Governmental Order;
(q)    Liabilities associated with any Benefit Plan, or any assets held in trust or otherwise relating to any Benefit Plan or the funding thereof; any insurance policy, contract, trust, third party administrator contract or other funding arrangement for any Benefit Plan; any monies held by Seller Parent or its Affiliates in any account dedicated to the payment of benefits or insurance premiums relating to any Benefit Plan, or Seller Parent’s or any Affiliate’s rights to any such assets, contracts or monies; and
(r)    any Liabilities arising out of, in respect of or in connection with the closure of Seller’s offices used for the Business in Taiwan.

Section 2.05    Purchase Price. The aggregate purchase price for the Purchased Assets shall be Seventeen Million Dollars ($17,000,000) subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”). The Purchase Price shall be paid as follows:
(a)    Buyer Parent shall pay, or cause to be paid, at the Closing, the Preliminary Closing Purchase Price less the Escrow Amount to Seller Parent (which Seller Parent shall receive for itself and on behalf of all other Sellers) by wire transfer or immediately available funds to an account designated in writing by Seller Parent to Buyer Parent no later than two (2) Business Days prior to the Closing Date;
(b)    The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held in a separate interest bearing account (the “Escrow Account”) and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by Buyer Parent or any other Buyer Indemnitee against Seller Parent pursuant to ARTICLE VIII. The funds held in the Escrow Account are intended to be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. In no event, shall the Escrow Account or the funds held therein be released or used to pay any amounts other than as permitted by this Agreement and the Escrow Agreement. Seller Parent shall not have any right, title, or interest in and to the Escrow Account or the funds held therein until such time as all of the necessary conditions for release of funds from the Escrow Account to Seller Parent under this Agreement and the Escrow Agreement have occurred, and only to the extent of the amount of funds permitted to be released at such time to Seller Parent, and
(c)    At the LEO Closing, Buyer Parent shall pay, or cause to be paid, the LEO Purchase Price less rental or other fees for the LEO Assets already paid prior thereto, if any, to a Seller pursuant to the terms of the LEO Agreement.
Section 2.06    Purchase Price Adjustment.
(a)    No later than two (2) Business Days prior to an anticipated Closing Date, Seller Parent shall allow Buyer Parent and its Representative to inspect the quantity and quality of the Inventory and the Tangible Personal Property. At or prior to such inspection, Seller Parent shall provide Buyer Parent with details of the Inventory and the Tangible Personal Property in the form and manner, and calculated in accordance with the rules and procedures, set forth in Schedule 2.06.
(b)    At least five (5) Business Days prior to an anticipated Closing Date, Seller Parent shall prepare and deliver to Buyer Parent a good faith and reasonable estimate by Seller Parent of the Inventory Value as of the Value Determination Time and the Tangible Personal Property Value as of the Value Determination Time, respectively, presented in the form and manner, and calculated in accordance with the rules and procedures, set forth in Schedule 2.06 (such amount, the “Preliminary Inventory Value” and the “Preliminary Tangible Personal Property Value,” respectively).
(c)    The “Preliminary Closing Purchase Price” shall be the Closing Purchase Price as adjusted by the Closing Adjustment. As used herein, the “Closing Adjustment” shall be an amount equal to the Preliminary Inventory Value, less $7,722,759 (the value of the Inventory as shown in the balance sheet of the Business as of the Balance Sheet Date, a copy of which is attached hereto as Appendix 1), plus the Preliminary Tangible Personal Property Value, and less $1,462,934 (the value of the inventories and the value of the property, plant & equipment, respectively, as shown in the balance sheet of the Business as of the Balance Sheet Date, a copy of which is attached hereto as Appendix 1); provided, however, that any excess of the difference between $1,462,934 and the Preliminary Tangible Personal Property Value over $2,000,000 shall be disregarded. If the Closing Adjustment is a positive number, the Closing Purchase Price shall be increased by an amount of such excess. If the Closing Adjustment is a negative number, the Closing Purchase Price shall be decreased by an amount of such deficiency.
(d)    Within thirty (30) days following the Closing Date, Buyer Parent shall prepare and deliver to Seller Parent a good faith and reasonable calculation by Buyer Parent of the actual Inventory value as of the Value Determination Time and the actual Tangible Personal Property value as of the Value Determination Time, each presented in the form and manner, and calculated in accordance with the rules and procedures, set forth in Schedule 2.06 (such amount, the “Proposed Final Inventory Value” and the “Proposed Final Tangible Personal Property Value,” respectively).

(e)    Until the Final Inventory Value and the Final Section Tangible Personal Property Value are determined pursuant to Section 2.06(f) Buyer Parent shall provide Seller Parent and any auditors or other representatives of Seller Parent, at all reasonable times, with reasonable access to the books and records of the applicable Subsidiary of Buyer Parent and to the personnel involved in determining the Proposed Final Inventory Value and the Proposed Final Tangible Personal Property Value.
(f)    Seller Parent shall have thirty (30) days after receipt of the Proposed Final Inventory Value and the Proposed Final Tangible Personal Property Value to notify Buyer Parent of any disputes, which notice shall set forth in reasonable detail the basis for any such disputes. If Seller Parent fails to notify Buyer Parent of any such disputes within such thirty (30) day period, then the Proposed Final Inventory Value and the Proposed Final Tangible Personal Property Value shall be the “Final Inventory Value” and the “Final Tangible Personal Property Value”, respectively. If Seller Parent notifies Buyer Parent of any such disputes within such thirty (30) day period, then Buyer Parent and Seller Parent and their respective accountants shall cooperate in good faith to resolve such disputes as promptly as possible. If Buyer Parent and Seller Parent do not resolve such disputes within thirty (30) days after Seller Parent notifies Buyer Parent of any such disputes, then Buyer Parent and Seller Parent shall engage an accounting firm that is mutually acceptable to Buyer Parent and Seller Parent (the “Independent Accountants”) to resolve any remaining disputes. Buyer Parent and Seller Parent shall instruct the Independent Accountants not to assign a value to any item greater than the greatest value for such item assigned to it by Buyer Parent, on the one hand, or Seller Parent, on the other hand, or less than the smallest value for such item assigned to it by Buyer Parent, on the one hand, or Seller Parent, on the other hand. Buyer Parent and Seller Parent shall each furnish to the Independent Accountants such documents and information relating to the disputed items as such Independent Accountants may reasonably request. The determination of the Independent Accountants shall be set forth in writing and shall be conclusive and binding upon Buyer Parent and Seller Parent absent fraud or manifest error. Seller Parent shall revise the Proposed Final Inventory Value or the Proposed Final Tangible Personal Property Value, as the case may be, to reflect the resolution of any and all disputes thereto pursuant to this Section 2.06(f) and promptly distribute such revised calculations to Buyer Parent, and the Proposed Final Inventory Value and the Proposed Final Tangible Personal Property Value, as each so revised, as applicable, shall be the “Final Inventory Value” and the “Final Tangible Personal Property Value” respectively.
(g)    If Buyer Parent and Seller Parent engage Independent Accountants as contemplated by Section 2.06(f), then Buyer Parent and Seller Parent shall share responsibility for the fees and expenses of the Independent Accountants as follows: (a) if the Independent Accountants resolves all of the remaining disputes in favor of Buyer Parent (the sum of the Final Inventory Value and the Final Tangible Personal Property Value so determined is referred to herein as the “Low Value”), then Seller Parent shall be responsible for all of the fees and expenses of the Independent Accountants; (b) if the Independent Accountants resolves all of the remaining disputes in favor of Seller Parent (the sum of the Final Inventory Value and the Final Tangible Personal Property Value so determined is referred to herein as the “High Value”), then Buyer Parent shall be responsible for all of the fees and expenses of the Independent Accountants; and (c) if the Independent Accountants resolves some of the remaining disputes in favor of Buyer Parent and some of the remaining disputes in favor of Seller Parent (the sum of the Final Inventory Value and the Final Tangible Personal Property Value so determined is referred to herein as the “Actual Value”), then Seller Parent shall be responsible for that fraction of the fees and expenses of the Independent Accountants equal to (1) the difference between the High Value and the Actual Value over (2) the difference between the High Value and the Low Value, and Buyer Parent shall be responsible for the remainder of the fees and expenses of the Independent Accountants.
(h)    The “Final Closing Purchase Price” shall be the Purchase Price as adjusted by the Post-Closing Adjustment, less the LEO Purchase Price. As used herein, the “Post-Closing Adjustment” shall be an amount equal to the Final Inventory Value, less $7,722,759 (the value of the Inventory as shown in the balance sheet of the Business as of the Balance Sheet Date, a copy of which is attached hereto as Appendix 1), plus the Final Tangible Personal Property Value, less $1,462,934 (the value of the inventories and the value of the property, plant & equipment, respectively, as shown in the balance sheet of the Business as of the Balance Sheet Date, a copy of which is attached hereto as Appendix 1); provided, however, that any excess of the difference between $1,462,934 and the Final Tangible Personal Property Value over $2,000,000 shall be disregarded. If the Post-Closing Adjustment is a positive number, the Final Closing Purchase Price shall be increased by an amount of such excess. If the Post-Closing Adjustment is a negative number, the Final Closing Purchase Price shall be decreased by an amount of such deficiency.
(i)    Once the Final Closing Purchase Price is determined pursuant to Section 2.06(h) above:

(i)    if the Final Closing Purchase Price is greater than the Preliminary Closing Purchase Price, then Buyer Parent shall pay to Seller Parent an amount equal to such excess by delivery of cash, payable by wire transfer or delivery of other immediately available funds, within ten (10) Business Days after the date on which the Final Inventory Value and the Final Tangible Personal Property Value are determined pursuant to Section 2.06(f); or
(ii)    if the Final Closing Purchase Price is less than the Preliminary Closing Purchase Price, then such deficiency shall be paid to Buyer Parent by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement.
Notwithstanding anything contained herein, no upward or downward adjustment shall be made pursuant to this Section 2.06(i) to the extent that the absolute value of the difference between the Final Closing Purchase Price and the Preliminary Closing Purchase Price is less than $10,000.
(j)    LEO Purchase Price shall be adjusted to reflect (i) the LEO Closing Inventory Value, which shall be prepared and delivered by Seller Parent to Buyer Parent at least five (5) Business Days prior to an anticipated LEO Closing Date, presented in the form and manner, and calculated in accordance with the rules and procedures, set forth in Schedule 2.06 and (ii) any event applicable to a Tangible Personal Property of the LEO Assets not in the ordinary course of business between the Closing and the LEO Closing.
(k)    For the purpose of calculating the Purchase Price adjustment pursuant to this Section 2.06, the value of the LEO Assets denominated in RMB shall be converted into the United States Dollars using the average exchange rate published by the People’s Bank of China on the last Business Day prior to which such value is calculated.
(l)    Payment of PTO Liabilities. Within five (5) Business Days after the Closing, Seller Parent shall prepare and deliver to Buyer Parent a written report listing Transferred Employees whose accrued and unused paid time off is assumed by Buyer Parent pursuant to Section 2.03(b) above and their respective accrued and unused paid time off as of the Closing. Within ten (10) Business Days after the Closing, Seller Parent shall pay Buyer Parent or its designee an amount equal to the PTO Liabilities by delivery of cash, payable by wire transfer or delivery of other immediately available funds.
(m)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 and 2.05(c) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.07    LEO Assets. Subject to the terms and conditions set forth herein and in the Local Agreements, at the LEO Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyers, and Buyers shall purchase from Sellers, free and clear of any Encumbrances other than the Permitted Encumbrances, all of Sellers right, title and interest in, to and under all of the Inventory and Tangible Personal Property which solely relate to, or are used or held for use in connection with, the Business and located at Seller’s facility in Langfang City, Hebei Province, P.R. China (collectively, the “LEO Assets”). The LEO Purchase Price less rental or other fees for the LEO Assets already paid prior thereto shall be paid by Buyer Parent at the LEO Closing by wire transfer of immediately available funds to an account designated in writing by Seller Parent to Buyer Parent no later than two (2) Business Days prior to the LEO Closing Date. Sellers shall deliver, or cause to be delivered, to Buyers a bill of sale duly executed by Seller Parent and the applicable asset selling entities.

Section 2.08    Allocation of Purchase Price.
(a)    Seller Parent and Buyer Parent agree that the Purchase Price and the Assumed Liabilities (plus other relevant items, as determined in accordance with Section 1060 of the Code) shall be allocated among the Purchased Assets and the non-competition agreement under Section 6.07 for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”), which allocation shall be made in accordance with Section 1060 of the Code. A draft of the Allocation Schedule shall be prepared by Buyer Parent and delivered to Seller Parent within 60 days following the Closing Date. If Seller Parent notifies Buyer Parent in writing that Seller Parent objects to one or more items reflected in the Allocation Schedule, Seller Parent and Buyer Parent shall negotiate in good faith to resolve such dispute; provided, however, that if Seller Parent and Buyer Parent are unable to resolve any dispute with respect to the Allocation Schedule within 60 days following the Closing Date, such dispute shall be resolved by the Independent Accountants. The Independent Account’s review shall be limited to whether a disputed item is materially inconsistent with Section 1060 of the Code and the regulations promulgated thereunder, and shall be final and binding on all parties. The fees and expenses of such accounting firm shall be borne equally by Seller Parent and Buyer Parent. Buyer Parent and Seller Parent shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06, Section 8.06 or otherwise under this Agreement shall be allocated in a manner consistent with the Allocation Schedule.
(b)    If and to the extent that any amounts are paid to the Seller Parent with respect to the Escrow Amounts under Section 2.05(b), such amounts shall be treated as consideration for the Purchased Assets pursuant to the provisions of this Section 2.08 in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder. Furthermore, Buyer Parent and Seller Parent shall exchange completed and executed copies of a Supplemental Internal Revenue Service Form 8594, any required schedules thereto, and any similar state, local and foreign forms, not later than 30 days prior to the filing date for the supplement.
Section 2.09    Withholding Tax. With the prior written notice to Seller Parent, Buyer Parent shall be entitled to deduct and withhold from the Purchase Price all Taxes that any Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller Parent hereunder.
Section 2.10    Third Party Consents. To the extent that a Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to the applicable Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller, at its expense, shall use its reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair such Buyer’s rights under the Purchased Asset in question so that such Buyer would not in effect acquire the benefit of all such rights, such Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as such Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate with such Buyer in any other reasonable arrangement designed to provide such benefits to such Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, such Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until such Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
CLOSING
Section 3.01    Closing.
(a)    Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Squire Sanders (US) LLP, 275 Battery Street, Suite 2600, San Francisco, CA 94111, at 10:00 a.m., Pacific daylight time, on the first Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller Parent and Buyer Parent may mutually agree upon in writing; The date on which the Closing is to occur is herein referred to as the “Closing Date.”

(b)    Notwithstanding the foregoing, the closing (the “LEO Closing”) of the sale and purchase of the LEO Assets (the “LEO Asset Sale”) shall take place after the Closing as set forth in the LEO Agreement. The parties hereby confirm that whenever the term “Closing” is used herein, unless the context otherwise requires, it means “LEO Closing” to the extent it relates to the LEO Asset Sale.
Section 3.02    Closing Deliverables.
(a)    At the Closing, Seller Parent shall deliver to Buyer Parent (and/or to such other Buyers as instructed by Buyer Parent prior to the Closing Date) the following:
(i)    the Escrow Agreement duly executed by Seller Parent;
(ii)    the Local Agreements, and certificates and other instruments called for in such Local Agreements and duly executed by the applicable Sellers;
(iii)    the facility lease in the form reasonably agreed upon by the parties (the “Facility Lease”) and duly executed by Seller Parent;
(iv)    the transition services agreement in the form reasonably agreed upon by the parties (the “Transition Services Agreement”) and duly executed by Seller Parent;
(v)    the manufacturing agreement in the form reasonably agreed upon by the parties (the “Manufacturing Agreement”) and duly executed by Seller Parent;
(vi)    the license agreement in the form reasonably agreed upon by the parties (the “License Agreement”) and duly executed by Seller Parent;
(vii)    the Seller Parent Closing Certificate;
(viii)    the FIRPTA Certificate;
(ix)    the certificates of the Secretary or Assistant Secretary of Seller Parent required by Section 7.02(i) and Section 7.02(j); and
(x)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer Parent, as may be required to give effect to this Agreement.
(b)    At the Closing, Buyer Parent shall deliver to Seller Parent (and/or to such other Sellers as instructed by Seller Parent prior to the Closing Date) the following:
(i)    the Preliminary Closing Purchase Price less the Escrow Amount;
(ii)    the Escrow Agreement duly executed by Buyer Parent or its designee;
(iii)    the Local Agreements, and certificates and other instruments called for in such Local Agreements duly executed by the applicable Buyers;
(iv)    the Facility Lease duly executed by Buyer Parent or its designee;
(v)    the Transition Services Agreement duly executed by Buyer Parent or its designee;

(vi)    the Manufacturing Agreement duly executed by Buyer Parent or its designee;
(vii)    the License Agreement duly executed by Buyer Parent or its designee;
(viii)    the Buyer Parent Closing Certificate; and
(ix)    the certificates of the Secretary or Assistant Secretary of Buyer Parent required by Section 7.03(g) and Section 7.03(h).
(c)    At the Closing, Buyer Parent shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller Parent, on its behalf and, to the extent applicable, on behalf of each other Seller, represents and warrants to Buyer Parent that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.01    Organization and Qualification of Seller. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.
Section 4.02    Authority of Seller.
(a)    Seller Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller Parent of this Agreement and any other Transaction Document to which Seller Parent is a party, the performance by Seller Parent of its obligations hereunder and thereunder and the consummation by Seller Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller Parent. This Agreement has been duly executed and delivered by Seller Parent, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller Parent enforceable against Seller Parent in accordance with its terms. When each other Transaction Document to which Seller Parent is or will be a party has been duly executed and delivered by Seller Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller Parent enforceable against it in accordance with its terms.
(b)    Each Seller (other than Seller Parent) has full corporate power and authority to enter into the Transaction Documents to which such Seller is a party, to carry out its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller (other than Seller Parent) of any Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. When each Transaction Document to which a Seller (other than Seller Parent) is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 4.03    No Conflicts; Consents; Filings. The execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than the Permitted Encumbrances on the Purchased Assets. Except for clearance from CFIUS, no other consent, approval, Permit, Government Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transaction contemplated hereby and thereby.
Section 4.04    Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at September 30 in each of the years 2009, 2010 and 2011 and the related statements of income, for the years then ended (the “Yearly Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2011 and the related statements of income for the three-month period then ended (the “Interim Financial Statements” and together with the Yearly Financial Statements, the “Financial Statements”) have been delivered to Buyer Parent. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Yearly Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of September 30, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of December 31, 2011 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller Parent maintains a standard system of accounting for the Business established and administered in accordance with GAAP.
Section 4.05    Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business of a type required to be set forth on a consolidated balance sheet of the Sellers in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 4.06    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date and except as disclosed in Section 4.06 of the Disclosure Schedules, and other than in the ordinary course of business consistent with past practice, there has not been any:
(a)    to the Actual Knowledge of Seller Parent, event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(c)    entry into any Contract that would constitute a Material Contract;
(d)    incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(e)    transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(f)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;
(g)    material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(h)    acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;
(i)    material capital expenditures which would constitute an Assumed Liability;
(j)    imposition of any Encumbrance upon any of the Purchased Assets;
(k)    (i) except for Seller Parent’s grant of restricted stock units under its Benefit Plans, grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment, except for implementation and termination of temporary salary decreases, for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;
(l)    except for Seller Parent’s grant of restricted stock units under its Benefit Plans, adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(m)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the Business;
(n)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or
(o)    purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice.
Section 4.07    Material Contracts.
(a)    Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which a Seller is a party and by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.11(c) and Section 4.11(e) of the Disclosure Schedules, being “Material Contracts”):
(i)    all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 60 days’ notice;
(ii)    all Contracts that require a Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(v)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 60 days’ notice;
(vi)    except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);
(vii)    all Contracts with any Governmental Authority;
(viii)    all Contracts that limit or purport to limit the ability of a Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(ix)    all joint venture, partnership or similar Contracts;
(x)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xi)    all powers of attorney with respect to the Business or any Purchased Asset;
(xii)    all collective bargaining agreements or Contracts with any Union; and
(xiii)    all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.
(b)    Each Material Contract is valid and binding on a Seller in accordance with its terms and is in full force and effect. None of Sellers or, to Seller Parent’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller Parent’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer Parent. There are no material disputes pending or, to Seller Parent’s Knowledge, threatened under any Contract included in the Purchased Assets.
Section 4.08    Title to Purchased Assets. Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(a)    those items set forth in Section 4.08 of the Disclosure Schedules;
(b)    liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;
(c)    mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or
(e)    other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.
Section 4.09    Condition and Sufficiency of Assets. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets and Leased Real Property are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that, to Seller Parent’s Knowledge, are not material in nature or cost. The Purchased Assets, including the VCSEL Fab, and the Leased Real Property, after giving effect and consideration to the Transaction Documents, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.
Section 4.10    Real Property.
(a)    Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property owned by each Seller and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Seller Parent has delivered to Buyer Parent copies of the deeds and other instruments (as recorded) by which any Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of such Seller with respect to such parcel. With respect to each parcel of Real Property:
(i)    except as set forth on Section 4.10(a)(i), no Seller has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and
(ii)    there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
(b)    Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by each Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of such Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which such Seller holds any Leased Real Property (collectively, the “Leases”). Seller Parent has delivered to Buyer Parent a true and complete copy of each Lease. With respect to each Lease:
(i)    such Lease is valid, binding, enforceable and in full force and effect, and each Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)    no Seller is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and each Seller has paid all rent due and payable under such Lease;
(iii)    no Seller has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Leases and, to the Knowledge of Seller Parent, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)    no Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)    no Seller has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(c)    No Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.
Section 4.11    Intellectual Property.
(a)    Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller Parent has provided Buyer Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations. To the Knowledge of Seller Parent, there are no proceedings or actions pending before any court or tribunal (including the PTO or equivalent authority anywhere in the world) to which any Seller has been named as party and served with process that involve the validity, scope or priority of patents included in the Intellectual Property Assets. None of the copyrights included in the Intellectual Property Assets are registered copyrights.
(b)    Except as set forth in Section 4.11(b) of the Disclosure Schedules, Sellers own, exclusively or jointly with other Persons, all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances other than the Permitted Encumbrances. Each Seller has taken commercially reasonable steps to protect its rights in the Intellectual Property Assets. Without limiting the generality of the foregoing, each Seller has entered into binding, written agreements with every current and former employee of such Seller, and with every current and former independent contractor, to the extent such employees or contractors created any material Intellectual Property Assets on behalf of such Seller, whereby such employees and independent contractors (i) assign to such Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge such Seller’s exclusive ownership of all Intellectual Property Assets. Seller Parent has provided Buyer Parent with true and complete copies of all such agreements. Sellers are in material compliance with all legal requirements applicable to the Intellectual Property Assets and Sellers ownership and use thereof.
(c)    Section 4.11(c) of the Disclosure Schedules lists all Intellectual Property Licenses. Seller Parent has provided Buyer Parent with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between a Seller and the other parties thereto, and Sellers and such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.
(d)    Except as set forth in Section 4.11(d) of the Disclosure Schedules, to the Knowledge of Seller Parent, the Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Sellers or proposed to be used by Buyers, and the current manufacture, marketing, distribution or sale of any of the Products by Sellers have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person, including, but not limited to, U.S. Patent No. 5,596,595. No Seller has received any communication, and no Action has been instituted, settled or, to Seller Parent’s Knowledge, threatened that alleges any such infringement, violation or misappropriation. No Seller is a party to any outstanding decree, order or judgment of any Governmental Authority that restricts in any material manner the use, transfer or licensing of the Intellectual Property Assets, the Products or the conduct of the Business currently and formerly conducted by Sellers or proposed to be conducted by Buyers.

(e)    Section 4.11(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. Seller Parent has provided Buyer Parent with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between a Seller and, to Seller Parent’s Knowledge, the other parties thereto, and such Seller and such other parties are in material compliance with the terms and conditions of such agreements. To Seller Parent’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.
(f)    To Seller Parent’s Knowledge, no software included in the Intellectual Property Assets is subject to any “open source license” as that term is defined by the Open Source Initiative.
(g)    To Seller Parent’s Knowledge, none of the Intellectual Property Assets was developed by or on behalf of, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center was used in the development of any Intellectual Property Assets.
Section 4.12    Inventory. All Inventory reflected in the Balance Sheet and in Sellers’ books are determined and valued in accordance with GAAP at the lower of cost or market using the “first in first out” method of accounting, and no reserve or other adjustment with respect to the Inventory or supplies is required or desirable other than adjustments reflected in the Financial Statements. Each type of Inventory (whether raw materials, work-in-process, finished goods or other inventory) consist of items that are good and merchantable, are of a quality and quantity presently usable or saleable in the ordinary course of business, are of a quantity sufficient for the conduct of the Business in the ordinary course of business and are not excessive (but are reasonable, adequate and appropriate) in the present circumstances of Sellers. To Seller Parent’s Knowledge, no previously sold Inventory is subject to returns materially in excess of that historically experienced by Sellers. All of the Sellers’ Inventory included in the Financial Statements valued for purposes of thereof at the lower of cost or market. Outside of the ordinary course of business, since September 30, 2011, no Seller has experienced any significant difficulties in obtaining Inventory necessary to the operation of the Business. All Inventory is owned by Sellers free and clear of all Encumbrances other than the Permitted Encumbrances, and no Inventory is held on a consignment basis.
Section 4.13    Customers and Suppliers.
(a)    Section 4.13(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Sellers for goods or services rendered in an amount greater than or equal to $300,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Seller has received any notice, and has reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business except as disclosed in Section 4.13(a) of the Disclosure Schedule.
(b)    Section 4.13(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Sellers have paid consideration for goods or services rendered in an amount greater than or equal to $150,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Seller has received any notice, and, except as set forth in Section 4.13(b) of the Disclosure Schedules, has reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 4.14    Insurance. There are no claims related to the Purchased Assets or the Assumed Liabilities pending under any current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”) as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.15    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 4.15(a) of the Disclosure Schedules, there are no Actions pending or, to Seller Parent’s Knowledge, threatened against or by any Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller Parent’s Actual Knowledge, except as set forth in Section 4.13(a) of the Disclosure Schedules, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.
(b)    Except as set forth in Section 4.15(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Each Seller is in compliance with the terms of each Governmental Order set forth in Section 4.15(b) of the Disclosure Schedules. To Seller Parent’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.16    Compliance With Laws; Permits.
(a)    Except as set forth in Section 4.16(a) of the Disclosure Schedules, each Seller has complied, and is in compliance with all Laws (including the U.S. Arms Export Control Act of 1976, U.S. International Traffic in Arms Regulations, U.S. Export Administration Act of 1979 and U.S. Export Administration Regulations, in each case, as amended to date) applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to so comply would not have a Material Adverse Effect.
(b)    All material Permits required for each Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by such Seller and are valid and in full force and effect. All fees and charges with respect to such Permits due and owing as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to each Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Seller Parent’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.
Section 4.17    Environmental Matters.
(a)    The operations of Sellers with respect to the Business and the Purchased Assets are currently and have been in material compliance with all Environmental Laws. No Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in either case, either was received by a Seller within five (5) years prior to the Closing Date, or remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    Each Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.17(b) of the Disclosure Schedules) (i) necessary for the conduct of the Business as currently conducted; and (ii) all Environmental Permits necessary for the ownership, lease, operation or use of the Purchased Assets, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by such Seller through the Closing Date in accordance with Environmental Law. Seller Parent is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.
(c)    To Seller Parent’s Knowledge, none of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    To Seller Parent’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business, and no Seller has received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Sellers in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, such Seller.
(e)    Except as listed in Section 4.17(e) of the Disclosure Schedules, no Seller owns or operates, and has owned or operated, in connection with the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by such Seller in connection with the Business, any (i) active, abandoned or removed aboveground or underground storage tanks; (ii) groundwater monitoring wells, drinking water wells, or production water wells; or (iii) landfills, surface impoundments, or disposal areas, and, to such Seller Parent’s Knowledge, asbestos containing materials are not present in the improvements or structures on the Real Property.
(f)    Section 4.17(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by each Seller in connection with the Business or the Purchased Assets as to which such Seller would reasonably be expected to retain liability, and, to Seller Parent’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by such Seller.
(g)    No Seller has retained or assumed, by contract or, to Seller Parent’s Knowledge, operation of Law, any liabilities or obligations of third parties under Environmental Law.
(h)    Seller Parent has provided or otherwise made available to Buyer Parent and listed in Section 4.17(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by each Seller in connection with the Business which are in the possession or control of such Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes) with respect to the Real Property.
(i)    Seller Parent is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business as currently carried out.
Section 4.18    Employee Benefit Matters.
(a)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding, or increase the amount of compensation due to any such individual; or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(b)    Neither Seller Parent, nor any ERISA Affiliate, has any Liabilities under any Benefit Plan currently or formerly maintained by or contributed to by Seller Parent or any ERISA Affiliate that will become Liabilities of any Buyer or result in any Lien on the Purchased Assets; and no event has occurred, and there exists no condition or set of circumstances in connection with any such Benefit Plan, under which any Buyer could become subject to Liabilities relating to any such Benefit Plan under ERISA or the Code. Seller Parent and its ERISA Affiliates have complied with the requirements of COBRA.

(c)    Neither Seller Parent, nor any ERISA Affiliate, contributes to or has ever contributed to, has any obligation to contribute to, or has any Liability under or with respect to, (A) any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)) or (B) any multiemployer plan (as defined in ERISA §3(37)) that has resulted or will result in any asset (including any of the Purchased Assets) of Seller Parent becoming subject to any Lien under ERISA or the Code.
Section 4.19    Employment Matters.
(a)    Seller Parent has made available to Buyer Parent a list of all persons who are employees, independent contractors, consultants of the Business, or other individuals providing services to the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part-time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, and bonuses payable to employees, independent contractors, consultants of the Business, or other individuals providing services to the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions or bonuses.
(b)    Seller Parent and all ERISA Affiliates are not, and have not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of any Seller, and to Seller Parent’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has, to Seller Parent’s Knowledge there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller Parent, any ERISA Affiliate, or any employees of the Business. Neither Seller Parent nor any ERISA Affiliate has any duty to bargain with any Union.
(c)    Each Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. All individuals characterized and treated by each Seller and its ERISA Affiliates as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the U.S. Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against any Seller or its ERISA Affiliate pending, or to the Seller Parent’s or any ERISA Affiliate’ Actual Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.
(d)    With respect to the Business: (A) to the Knowledge of Seller Parent and Seller Parent’s directors and officers, no executive or manager of a Seller (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or such Seller to conduct the business of such entity; (B) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (C) there is no workman’s compensation liability, experience or matter outside the ordinary course of business; (D) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened, in any forum, relating to an alleged violation or breach by Sellers (or their respective directors or officers) of any Law, regulation or contract; and (H) no employee or agent of Sellers has committed any act or omission giving rise to any Liability for any violation or breach identified in subsection (D) above.
(e)    Except as set forth in Section 4.19(e) of the Disclosure Schedules, (A) there are no employment contracts or severance agreements with any employees of Sellers, and (B) there are no written personnel policies, rules, or procedures applicable to employees of Sellers. True and complete copies of all such documents have been provided to Buyer Parent.

(f)    With respect to the transaction contemplated hereby, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. Seller Parent has not implemented any plant closing or layoff of employees that could reasonably be expected to implicate the WARN Act, and no such action will be implemented without advance notification to Buyer Parent.
Section 4.20    Taxes. Except as set forth in Section 4.20 of the Disclosure Schedules:
(a)    All Tax Returns required by applicable Law to be filed by or with respect to each Seller have been timely filed on or before the applicable due date thereof (taking into account valid extensions of time in which to file). All such Tax Returns are true, complete and correct in all respects and were prepared in compliance with applicable Law. All Taxes required by applicable Law to be paid by Seller (whether or not shown on any Tax Return) have been timely paid on or before the applicable due date thereof. No Seller is presently the beneficiary of any extension of time in which to file any Tax Return. No claim has ever been made by any taxing authority in a jurisdiction where a Seller does not file Tax Returns that such Seller is or may be subject to taxation in that jurisdiction.
(b)    Each Seller has withheld and paid all Taxes required by applicable Law to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and have complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller or any Tax assessment or deficiency.
(d)    All deficiencies asserted, or assessments made, against any Seller as a result of any examinations or Action by any taxing authority have been fully paid or finally settled.
(e)    Seller is not a party to any Action by any taxing authority. There are no pending Actions or, to the Knowledge of Seller Parent, threatened Actions by any taxing authority involving Seller.
(f)    There are no Encumbrances in respect of Taxes upon any of the Purchased Assets (other than statutory liens for current Taxes not yet due and payable).
(g)    Neither Seller Parent nor any of its U.S. Subsidiaries is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(h)    No Seller is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(i)    None of the Assumed Liabilities involves an obligation to pay any amount or confer any benefit that would not be deductible under Section 280G of the Code.
Section 4.21    Product Warranties. A copy of Sellers’ product warranties currently in effect with respect to the Products as set forth in the forms used for the Products is set forth on Section 4.21 of the Disclosure Schedules. To the Knowledge of Seller, there are no material outstanding claims with respect to product warranties relating to the Products.
Section 4.22    Solvency.
(a)    Seller Parent is neither Insolvent as of the date hereof nor will it be rendered Insolvent as a result of the transactions contemplated by this Agreement and the other Transaction Documents.
(b)    Seller Parent is not engaged in a business or a transaction, or is about to engage in a business or a transaction, for which any property remaining with Seller Parent after the consummation of the transactions contemplated by this Agreement and the other Transaction Documents is an unreasonably small capital.

(c)    Seller Parent does not intend to incur, nor does it believe that it will incur, debts that will be beyond its ability to pay as they mature.
(d)    The transactions and obligations contemplated by this Agreement and the other Transaction Documents are not being made or incurred to or for the benefit of an insider under an employment contract outside of the ordinary course of business.
Section 4.23    Trade Practices. None of Sellers and their respective Representatives have during operation of Business (a) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provisions of the FCPA or any similar Law, (c) taken any action that would constitute a violation of the FCPA or any similar Law or (d) violated any applicable antitrust and trade regulation Laws.
Section 4.24    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.
Section 4.25    Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE SELLER OR AFFILIATE OF SELLER PARENT, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER, THE PURCHASED ASSETS, THE BUSINESS, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HERBY ARE HEREBY DISCLAIMED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER PARENT
Buyer Parent, on its behalf and, to the extent applicable, on behalf of each other Buyer, represents and warrants to Seller Parent that the statements contained in this ARTICLE V are true and correct as of the date hereof.
Section 5.01    Organization of Buyer. Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of Japan.
Section 5.02    Authority of Buyer.
(a)    Buyer Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer Parent of this Agreement and any other Transaction Document to which Buyer Parent is a party, the performance by Buyer Parent of its obligations hereunder and thereunder and the consummation by Buyer Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer Parent. This Agreement has been duly executed and delivered by Buyer Parent, and (assuming due authorization, execution and delivery by Seller Parent) this Agreement constitutes a legal, valid and binding obligation of Buyer Parent enforceable against Buyer Parent in accordance with its terms. When each other Transaction Document to which Buyer Parent is or will be a party has been duly executed and delivered by Buyer Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer Parent enforceable against it in accordance with its terms.
(b)    Each Buyer (other than Buyer Parent) has full corporate power and authority to enter into the Transaction Documents to which such Buyer is a party, to carry out its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer (other than Buyer Parent) of the Transaction Document to which such Buyer is a party, the performance by such Buyer of its obligations thereunder and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Buyer. When each other Transaction Document to which a Buyer (other than Buyer Parent) is or will be a party has been duly executed and delivered by such Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Buyer enforceable against it in accordance with its terms.

Section 5.03    No Conflicts; Consents; Filings. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyers, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer Parent is a party. Except for clearance from CFIUS, no other consent, approval, Permit, Government Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer Parent in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transaction contemplated hereby and thereby.
Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyers.
Section 5.05    Sufficiency of Funds. Buyer Parent has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06    Legal Proceedings. There are no Actions pending or, to Buyer Parent’s knowledge, threatened against or by Buyer Parent or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
COVENANTS
Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer Parent (which consent shall not be unreasonably withheld or delayed), Seller Parent shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller Parent shall:
(a)    preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b)    pay the debts, Taxes and other obligations of the Business when due;
(c)    maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(e)    defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(f)    perform all of its obligations under all Assigned Contracts;
(g)    maintain the Books and Records in accordance with past practice;
(h)    comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(i)    not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.
Section 6.02    Access to Information. From the date hereof until the Closing, Seller Parent shall (a) afford Buyer Parent and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer Parent and its Representatives with such financial, operating and other data and information related to the Business as Buyer Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller Parent to cooperate with Buyer Parent in its investigation of the Business. Without limiting the foregoing, Seller Parent shall permit Buyer Parent and its Representatives to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer Parent or other information received by Buyer Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.
Section 6.03    No Solicitation of Other Bids.
(a)    From the date hereof until the Closing or the termination of this Agreement pursuant to Article IX below, Seller Parent shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer Parent or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets, except for the sale of Inventory in the ordinary course of business.
(b)    In the event that the Seller Parent or any its Affiliates or Representatives shall receive any written Acquisition Proposal, or any written inquiry, indication of interest, or any request for nonpublic information that might reasonably be expected to lead to an Acquisition Proposal (an “Acquisition Request”), the Seller Parent shall notify Buyer Parent in writing thereof (including the pricing, terms, conditions and other material provisions of such proposed transaction and the identity of the proposed party or parties to such proposed transaction). The Seller Parent shall keep Buyer Parent reasonably informed with respect to the status of any such Acquisition Request.
(c)    Nothing set forth in this Section 6.03 or otherwise in this Agreement shall prohibit the Seller Parent or any of its Affiliates or any of its Representatives from furnishing nonpublic information regarding the Seller Parent to, entering into a confidentiality agreement with or entering into discussions for a period not to exceed fifteen (15) Business Days from the receipt of a Superior Proposal (the “Superior Proposal Period”) with any Person or group in response to a Superior Proposal (and not withdrawn), if (A) neither the Seller Parent nor any Affiliates or Representatives shall have violated any of the restrictions set forth in Section 6.03, (B) the Board of Directors of the Seller Parent concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Seller Parent to comply with its fiduciary obligations to the Seller Parent’s stockholders under applicable Law, (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person or group, the Seller Parent gives Buyer Parent forty-eight (48) hours prior written notice of the Seller Parent’s intention to furnish nonpublic information to, or enter into discussions with, a Person or group, identifying the person making the proposal and all the material terms or conditions of such proposal (the “Seller Parent’s Notice”) and the Seller Parent receives from such Person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person or group by or on behalf of the Seller Parent, and (D) contemporaneously with furnishing any such nonpublic information to such Person or group, the Seller Parent furnishes such nonpublic information to Buyer Parent (to the extent such nonpublic information has not been previously furnished by Seller Parent to Buyer Parent); provided, further, however, that Seller Parent shall not consummate any transaction(s) contemplated by any Superior Proposal unless and until Seller Parent has first terminated this Agreement pursuant to Section 9.01(d).

(d)    Seller Parent agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer Parent and that money damages would not provide an adequate remedy to Buyer Parent.
Section 6.04    Notice of Certain Events.
(a)    From the date hereof until the Closing, Seller Parent shall promptly notify in writing Buyer Parent of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being materially true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)    any Actions commenced or, to Seller Parent’s Actual Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement. Buyer’s receipt of
(b)    To the extent information pursuant to this Section 6.04 relates to facts, circumstances, events or actions arising after the date hereof which would result in any representation or warranty made by Seller hereunder not being true and correct, Seller Parent shall promptly (and in no event later than the Closing) deliver to Buyer Parent a supplement to the Disclosure Schedules reflecting such information. Buyer Parent’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 7.02(a), Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.05    Employees and Employee Benefits.
(a)    Commencing on the Closing Date, Sellers shall terminate all employees of the Business who are actively at work on the Closing Date, and, a Buyer shall offer employment, on an “at will” basis, to any or all of such employees.
(b)    Sellers shall be solely responsible, and Buyers shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, consultant of the Business or other individual who has provided services to the Business, including, without limitation, hourly pay, commission, bonus, salary, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with a Seller at any time on or prior to the Closing Date and such Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date. For the avoidance of doubt, Buyer Parent and Seller Parent agree that to the extent permitted by Law employees hired by a Buyer will commence employment with the days of accrued vacation previously accrued for the years of employment with an applicable Seller.

(c)    Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Any employee or former employee of a Seller who receives and accepts an offer of employment by a Buyer shall be treated as a terminated employee under such Seller’s Benefit Plans as of the Closing Date and shall be entitled to receive benefits thereunder determined in accordance with the provisions of such Benefit Plans in effect as of the Closing Date. If any employee or former employee of a Seller, or the dependent of either, becomes an “M&A qualified beneficiary” (as defined in Treasury Regulation §54.4980B-9) with respect to the transaction contemplated hereby, such Seller’s applicable Benefit Plans shall have sole responsibility to provide COBRA continuation coverage to such M&A qualified beneficiary. Nothing in this Agreement, express or implied, is intended to or shall confer upon or be construed to confer upon any Person not a party to this Agreement, including any employee or former employee of a Seller or any legal representative thereof, any rights or remedies (including any right to employment for any specified period or rights to any specific benefits or compensation) of any nature or kind whatsoever under or by reason of this Agreement; nor shall a Buyer or its Affiliates be prevented from promoting, demoting, terminating, or taking any other action with respect to any employee or former employee of a Seller who receives and accepts an offer of employment by such Buyer.
(d)    Sellers also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(e)    Each Transferred Employee shall receive the salary and benefits maintained for employees of such Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of such Buyer.
(f)    Each Transferred Employee shall be given service credit for the purpose of eligibility under the group health plan of such Buyer and eligibility and vesting only under the defined contribution plan of such Buyer for his or her period of service with the applicable Seller prior to the Closing Date; provided, however, that (i) such credit shall be given based upon such Seller’s payroll or plan records which shall be provided to Buyer Parent by Seller Parent, as determined by such Buyer, in its reasonable discretion; and (ii) with respect to a Buyer’s defined contribution plan, such service crediting shall be consistent with the terms of such defined contribution retirement plan.
(g)    The Parties acknowledge and agree that this Agreement does not and shall not obligate any Buyer to assume or have any responsibility for any Liabilities under any Benefit Plan of either Seller Parent or any ERISA Affiliate or under any employment agreements, express or implied, relating to any employees or former employees of Sellers , and no Buyer shall be obligated to assume or have any responsibility for any employee-related Liabilities with respect to any person employed, or previously employed, by Sellers or with respect to any dependent, beneficiary, or joint annuitant of any such employee or former employee, without regard to when such Liabilities arose. Each Seller shall be responsible for paying and providing its employees and former employees with all wages, salary, payroll Taxes, Benefit Plan, retirement and pension plan Liabilities, health, dental, disability and life insurance premiums, workers compensation coverage premiums, unemployment and all other fringe benefits and employee expenses of any kind that are incurred or payable prior to the Closing Date.
(h)    Seller Parent shall be solely responsible for any and all notices or other Liabilities imposed by, required pursuant to or arising under the WARN Act (whether such notices or Liabilities are imposed by the WARN Act upon Seller Parent or its Affiliates or a Buyer or its Affiliates) in connection with the transactions contemplated by this Agreement or otherwise.
Section 6.06    Confidentiality. All confidential information furnished to a Buyer, its Representatives, a Seller or its Representatives by a Buyer, its Representative, a Seller or its Representative in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

Section 6.07    Non-competition; Non-solicitation.
(a)    For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in the Business anywhere in the world (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of a Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller Parent may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller Parent is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person; provided, however, that this Section 6.07 shall not apply in connection with, and following, Seller Parent’s Change of Control.
(b)    During the Restricted Period, Seller Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by a Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller Parent or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer Parent or (ii) after 60 days from the date of termination of employment, any employee whose employment has been terminated by the employee, or (iii) any employee with the prior consent of such Buyer; provided, further, that this Section 6.07(b) shall not apply to (i) any solicitation or hiring of an individual who was employed by a Buyer in California but is no longer employed by such Buyer at that time or (ii) a Buyer’s employees in California who contacted Seller Parent or any of its Affiliates independently and without any direct solicitation by Seller Parent or any of its Affiliates.
(c)    Seller Parent acknowledges that a breach of this Section 6.07(a) would give rise to irreparable harm to Buyer Parent, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller Parent of any such obligations, Buyer Parent shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, may be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)    Seller Parent acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer Parent and constitute a material inducement to Buyer Parent to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.08    Governmental Approvals and Consents.
(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions including a joint voluntary notice with CFIUS pursuant to FINSA required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    Seller Parent shall use reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.
(c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and
(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.
(d)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller Parent or Buyer Parent with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential or personal identifier information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)    Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer Parent or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer Parent of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.09    Books and Records.
(a)    In order to facilitate the resolution of any claims made against or incurred by a Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, each Buyer shall:
(i)    retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the applicable Seller; and
(ii)    upon reasonable notice, afford a Seller’s Representatives reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such Books and Records.
(b)    In order to facilitate the resolution of any claims made by or against or incurred by a Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, each Seller shall:
(i)    retain the books and records (including personnel files) of such Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford a Buyer’s Representatives reasonable access (including the right to make, at such Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c)    Neither a Buyer nor a Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.
Section 6.10    Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 6.11    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.12    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyers; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
Section 6.13    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, customs, duties and other such Taxes and fees (including any penalties and interest) (collectively, the “Transfer Taxes”) incurred under Chinese Law in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and timely paid by each Seller when due, and any other Transfer Taxes incurred in connection with this Agreement and the other Transaction Documents shall be borne and timely paid by each Buyer. A party responsible for payment of such Transfer Taxes shall at such party’s expense timely file any Tax Return or other document with respect to such Transfer Taxes, and upon such filing party’s request, the other party shall cooperate with respect thereto as necessary.
Section 6.14    Tax Clearance Certificates. If reasonably requested by Buyer Parent, Seller Parent shall notify all of the taxing authorities in the jurisdictions that impose Taxes on any Seller or where any Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could reasonably be expected to subject any Buyer to Liability for any Taxes of any Seller. If any taxing authority asserts that any Seller is liable for any Tax, and the Seller does not dispute the assessment of such Tax, then such Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer Parent that such liabilities have been paid in full or otherwise satisfied.
Section 6.15    Apportionment of Taxes. All real property Taxes, personal property Taxes, other similar ad valorem Taxes and any other Taxes levied with respect to the Purchased Assets for any taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based upon the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Each Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and each Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. In the event that bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the taxable period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior taxable period’s Taxes. After the Closing, upon receipt of bills for the taxable period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party has paid more than its proper share of such Taxes at the Closing, the other party shall promptly reimburse the first party for the excess amount paid by the first party.
Section 6.16    Cooperation on Tax Matters. Buyer Parent and Seller Parent shall cooperate fully with one another, as and to the extent reasonably requested by either party, in connection with the filing of Tax Returns, the making of any Tax election and the defense or prosecution of any audit, litigation or other Action with respect to Taxes. Such cooperation shall include the provision of records and information that are reasonably relevant to the Business, the Purchased Assets or the Assumed Liabilities and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.17    VCSEL Fab Relocation.
(a)    The VCSEL Fabrication Plant currently housed in Building No. 1 of Seller Parent’s facility at 10420 Research Road SE, Albuquerque, NM 87123 (the “VCSEL Fab”) shall be relocated to Building No. 2 of Seller Parent’s facility at 1600 Eubank Blvd. SE, Albuquerque, NM 87123 pursuant to the schedule and procedures set forth in Appendix 2.
(b)    The parties agree that the costs to relocate the VCSEL Fab to be paid by Buyer Parent is estimated at Two Million Dollars ($2,000,000) (the “Relocation Cost Estimate”); provided that the Relocation Cost Estimate is calculated by the parties based on the information provided by Seller Parent to Buyer Parent on December 14, 2011 (copy of which is attached hereto as Appendix 3); and provided, further, that Seller Parent shall be responsible for the relocation costs (i) not attributable to the Business or (ii) incurred in connection with the structure or reinforcement of Building No. 2. In the event that (i) actual relocation costs incurred by Buyer Parent in aggregate exceeds the Relocation Cost Estimate, Seller shall reimburse Buyer for half of such excess costs, and (ii) actual relocation costs incurred by Buyer Parent in aggregate is below the Relocation Cost Estimate, Buyer Parent shall reward Seller Parent for half of such saved costs. The procedure for adjusting the parties’ sharing of the costs as described in the foregoing shall be agreed upon by the parties in writing prior to the Closing.
(c)    Any payments made pursuant to Section 6.17(b) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 6.18    Employee and Customer Contacts. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Buyer Parent and its officers, directors, employees or other representatives shall not, without the prior written consent of Seller Parent: (a) contact any of a Seller’s employees (other than those employees expressly designated by Seller Parent to Buyer Parent as members of its transaction team with respect to the Transaction Documents) for any purpose or Sellers’ customers for the purpose of discussing the Business, the Purchased Assets or the transactions contemplated by this Agreement or any of the other Transaction Documents; or (b) discuss the Business, the Purchased Assets or the transaction contemplated by this Agreement or any of the other Transaction Documents in any way whatsoever in the event of any contact with such customer or employee (other than those employees expressly designated by Seller Parent to Buyer Parent as members of its transaction team with respect to the Transaction Documents) not in violation of subsection (i) above.
Section 6.19    Relocation or Consolidation of R&D or Manufacturing Facilities; R&D Roadmap.
(a)    For a period of one year from the Closing, to enable Buyers to smoothly relocate or consolidate R&D or manufacturing facilities for the Business, Seller Parent shall use reasonable efforts to assist Buyers, at Buyers’ expense, with the removal and installation of equipment used in the Business and setting up manufacturing facilities for the Business.
(b)    Each Seller shall transfer to the applicable Buyer adequate equipment and other assets of the Business and provide adequate support for such Buyer to enable such Buyer to implement R&D Roadmap prepared by Seller Parent and submitted to Buyer Parent (copy of which is attached hereto as Appendix 4).
Section 6.20    Use of Marks. Notwithstanding any other provision of this Agreement, no interest in or right to use the name “EMCORE” or any derivation thereof or any other trademarks, service marks or tradenames of any Seller other than the Intellectual Property Assets, if any (the “Retained Marks”), is being transferred or otherwise licensed to any Buyer pursuant to the transactions contemplated by this Agreement. Buyer Parent agrees not to use any materials bearing Retained Marks or sell, transfer or ship any products or related materials bearing Retained Marks (a) unless requested to do so by a Seller, (b) except to the extent displayed on the hardcopy (non-electronic) form or the softcopy (electronic) form of such materials delivered to a Buyer at the Closing or (c) except as required under Assigned Contracts with customers until (i) such time as such Buyer shall have qualified the use of its logo, trademarks or tradenames with each such customer or (ii) the end of life of the applicable Product. The foregoing rights are subject to Sellers’ standard Trademark usage guidelines, a copy of which has been provided to Buyer Parent. Upon the expiration of the foregoing license, all materials bearing any Retained Mark in the possession of Buyer Parent, any of its Subsidiaries or any of their respective agents shall be promptly destroyed.
Section 6.21    Environmental Permits. Seller Parent shall cooperate with Buyer in its efforts to transfer, or have issued in the applicable Buyer’s (or its designated Affiliate’s) name, upon Closing, all Environmental Permits necessary to conduct the Business.

Section 6.22    Acquired Patents. Buyer Parent acknowledges that certain of the Acquired Patents are subject to the terms of that certain [*] dated as of [*] by and between Seller Parent and [*] (the “[*] Agreement”) and that during the term of the [*] Agreement neither Buyer Parent nor any of its Affiliates shall take any actions in contravention of the provisions of [*] of the [*] Agreement with respect to such Acquired Patents.
Section 6.23    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)    Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer Parent and Seller Parent, and no such consent, authorization, order and approval shall have been revoked.
(c)    Buyer Parent shall have been notified in writing by CFIUS that, either (i) CFIUS has advised Buyer Parent that it has concluded all action under FINSA without sending a report to the President of the United States regarding the transactions proposed in this Agreement; or (ii) the President of the United States has announced his decision not to exercise his authority under FINSA with respect to the transactions proposed in this Agreement.
Section 7.02    Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer Parent’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.24, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)    All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer Parent at or prior to the Closing.
(e)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(f)    Sellers shall have delivered to Buyers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).
(g)    All Encumbrances relating to the Purchased Assets, including Wells Fargo Bank, National Association’s security interest under the Credit and Security Agreement dated November 11, 2010, as amended from time to time, on the Purchased Assets, and to the extent that and while, the proceeds thereof are held in the Escrow Account or are released to Buyer Parent pursuant to the terms of this Agreement and the Escrow Agreement, shall have been released in full, other than the other Permitted Encumbrances, and Seller Parent shall have delivered to Buyer Parent written evidence, in form satisfactory to Buyer Parent in its reasonable discretion, of the release of such Encumbrances.
(h)    Buyer Parent shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller Parent, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) has been satisfied (the “Seller Parent Closing Certificate”).
(i)    Buyer Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller Parent authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(j)    Buyer Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller Parent certifying the names and signatures of the officers of Seller Parent authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(k)    Buyer Parent shall have received a certification of non-foreign status, duly executed by a Seller that is transferring a “US Real Property Interest” as defined in Section 897(c) of the Code, in form and substance reasonably acceptable to Buyer Parent and meeting the requirements of Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”).
(l)    Chris Wiggins, Kenneth Jackson, Chris Hoover, David Chen, and Nelson Li shall have entered into employment agreements with the applicable Buyer on terms agreed with such Buyer; provided, however, that such Buyer will offer employment terms no less favorable than those offered to these employees by Seller Parent, including without limitation, title, duties, pay and benefits.
(m)    Buyers or their respective designated Affiliates shall have been transferred or been issued, or otherwise be in possession of in its name, Environmental Permits necessary to conduct the Business and for the ownership, lease, operation or use of the Purchased Assets.

(n)    Buyer Parent shall have received the results of a Phase I Environmental Site Assessment and environmental regulatory compliance audit (collectively, “Environmental Investigation”) of the Business, Purchased Assets and real property currently owned, leased or operated by Seller Parent or a Subsidiary, and of any environmental sampling results deemed appropriate based on the Environmental Investigation, such results being satisfactory to Buyer Parent in its sole discretion, and Buyer Parent shall have been reasonably satisfied with the feasibility of obtaining Environmental Permits necessary for the operation of the VCSEL Fab in Building No. 2.
(o)    Seller Parent shall have delivered to Buyer Parent such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 7.03    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller Parent’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Buyers contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyers contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)    Buyers shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).
(e)    Buyer Parent shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).
(f)    Seller Parent shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) has been satisfied (the “Buyer Parent Closing Certificate”).
(g)    Seller Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(h)    Seller Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer Parent certifying the names and signatures of the officers of Buyer Parent authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(i)    Buyer Parent shall have delivered to Seller Parent such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.17, Section 5.01 and Section 5.02 shall survive indefinitely and the representations and warranties in, Section 4.18, Section 4.20 and Section 4.23 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02    Indemnification By Seller Parent. Subject to the other terms and conditions of this Article VIII, Seller Parent shall indemnify and defend each of Buyers and their Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement;
(c)    any Excluded Asset or any Excluded Liability; or
(d)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.
Notwithstanding the foregoing, the indemnification obligations of Seller Parent shall not apply to any claim or proceeding by [*] or its Affiliates, agents, assigns or successors in interest for infringement or misappropriation by any Buyer Indemnitee of the “Seller Licensed Patents” (term as defined in the [*] Agreement).
Section 8.03    Indemnification By Buyer Parent. Subject to the other terms and conditions of this Article VIII, Buyer Parent shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of any Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Buyer pursuant to this Agreement;

(c)    any Assumed Liability; or
(d)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising on or following the Closing Date.
Section 8.04
Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)    Seller Parent shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.17, Section 4.18, Section 4.20 and Section 4.23 or (ii) any breach of any Seller’s representation or warranty made with the intent to mislead or defraud any Buyer (items (i) and (ii) are collectively referred to herein as the “Buyer Basket Exclusions”), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $100,000, in which event Seller Parent shall only be required to pay or be liable for such Losses in excess of such amount.
(b)    Buyer Parent shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty in Section 5.01 and Section 5.02 or (ii) any breach of any Buyer’s representation or warranty made with the intent to mislead or defraud any Seller (items (i) and (ii) are collectively referred to herein as the “Seller Basket Exclusions”) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $100,000, in which event Buyer Parent shall be only required to pay or be liable for such Losses in excess of such amount.
(c)    With respect to any claims which the Buyer Indemnitees may be entitled to indemnification under Section 8.02(a), Seller Parent shall not be liable for any individual or series of related Losses which do not exceed $10,000 (which Losses shall not be counted towards the other limit in this Section 8.04(a)).
(d)    With respect to any claims as to which the Seller Indemnitees may be entitled to indemnification under Section 8.03(a), Buyer Parent shall not be liable for any individual or series of related Losses which do not exceed $10,000 (which Losses shall not be counted towards the other limit in this Section 8.04(b)).
(e)    The aggregate amount of all Losses for which Seller Parent shall be liable pursuant to Section 8.02(a) (other than the Buyer Basket Exclusions) shall not exceed Three Million Four Hundred Thousand Dollars ($3,400,000).
(f)    The aggregate amount of all Losses for which Buyer Parent shall be liable pursuant to Section 8.03(a) (other than the Seller Basket Exclusions) shall not exceed Three Million Four Hundred Thousand Dollars ($3,400,000).
(g)    The amount of any and all Losses under this Article VIII will be determined net of any amounts recovered by an Indemnified Party or its Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnified Party or Affiliate is a party or has rights.
Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, or Indemnifying Party’s ability to defend and/or provide indemnification with respect to such Third Party Claim is otherwise adversely affected. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or Indemnifying Party’s ability to defend and/or provide indemnification with respect to such Direct Claim is otherwise adversely affected. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim (which notice shall also indicate whether or not the Indemnifying Party intends to investigate the matter or circumstance alleged to give rise to the Direct Claim). Following the receipt of such notice, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.07    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.
Section 8.08    Exclusive Remedies. Subject to Section 6.07 and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.
Section 8.09    Escrow Claims.
(a)    Prior to the expiration of the twenty-four (24) month term of the Escrow Agreement and subject to the applicable limitations set forth in Article VIII, any amounts due to any of the Buyer Indemnitee under Article VIII for the recovery of indemnifiable Liabilities shall be satisfied first, and to the extent of the Escrow Amount; provided, that the foregoing shall in no way be construed to limit any of the Buyer Indemnitees’ rights to indemnifiable Liabilities in excess of the Escrow Amount.

(b)    In the event Seller Parent does not dispute a claim for indemnification made by any of the Buyer Indemnitee that pursuant to this Article VIII is to be satisfied from the Escrow Amount, Seller Parent and Buyer Parent shall provide joint written instructions to the Escrow Agent to disburse to the applicable Buyer Indemnitee the amount of the undisputed claim. Upon final non-appealable determination of Liabilities (or a settlement between the parties) with respect to any claim for indemnification made by any of the Buyer Indemnitee that pursuant to this Article VIII is to be satisfied from the Escrow Fund, (a “Final Claim Amount”) either (i) Seller Parent and Buyer Parent shall provide joint written instructions to Escrow Agent to disburse to the applicable Buyer Indemnitee such Final Claim Amount, or (ii) Seller or Buyer may present the final non-appealable determination of Liabilities to the Escrow Agent for distribution of such Final Claim Amount which shall be distributed pursuant to the Escrow Agreement.
(c)    On the twelve (12) month anniversary of the Closing, Seller Parent and Buyer Parent shall provide a joint written instruction to the Escrow Agent directing the Escrow Agent to distribute to Seller Parent to the accounts designated in such joint written instruction an amount equal to fifty percent (50%) of the difference between the then remaining balance in the Escrow Account and the aggregate amount of all unsatisfied bona fide claims for indemnification that the Buyer Indemnitees have made on or before the date of such twelve (12) month anniversary pursuant to this Article and which, under this Article, shall be satisfied by the Escrow Amount.
(d)    Upon the expiration of the twenty-four (24) month term of the Escrow Agreement, Buyer Parent and Seller Parent shall instruct the Escrow Agent to release to Seller Parent the difference between the then-remaining Escrow Amount and the aggregate amount of all unsatisfied bona fide claims for indemnification that the Buyer Indemnitees have made on or before the date of such twenty-four (24) month anniversary date pursuant to this Article VIII and which, under this Article VIII, shall be satisfied by the Escrow Amount. Should any claim for indemnification be brought prior to the expiration of the term of the Escrow Agreement, then such amount in dispute shall remain in the Escrow Account until either (i) Seller Parent and Buyer Parent provide joint written instructions to the Escrow Agent to disburse to the applicable Indemnified Party such disputed amount, or (ii) Seller Parent or Buyer Parent may present a final non-appealable determination of Liabilities to the Escrow Agent for distribution of such disputed amount which shall be distributed pursuant to the Escrow Agreement.
Section 8.10    Setoff and Recoupment.
(a)    Following the Closing Date, Buyer Parent and the other Buyer Indemnitees shall each have the right to (i) setoff any amounts or obligations that are due and owing from time to time by Buyer Parent or any of the other Buyer Indemnitees to Seller Parent under any of the Transaction Documents against any amounts or obligations that are due and owing from time to time by Seller Parent to Buyer Parent or any of the other Buyer Indemnitees under any of the Transaction Documents; and (ii) recoup any amounts or obligations that are due and owing from time to time by Sellers to Buyer Parent or any of the other Buyer Indemnitees under any of the Transaction Documents from any amounts or obligations that are become due and owing from time to time by Buyer Parent or any of the other Buyer Indemnitees to Sellers under any of the Transaction Documents.
(b)    Following the Closing Date, Seller Parent and the other Seller Indemnities shall each have the right to (i) setoff any amounts or obligations that are due and owing from time to time by Seller Parent or any of the other Seller Indemnities to Buyer Parent under any of the Transaction Documents against any amounts or obligations that are due and owing from time to time by Buyer Parent to Seller Parent or any of the other Seller Indemnities under any of the Transaction Documents; and (ii) recoup any amounts or obligations that are due and owing from time to time by Buyers or any of the other Buyer Indemnities to Seller Parent under any of the Transaction Documents from any amounts or obligations that are due and owing from time to time by Seller Parent or any of the other Seller Indemnitees to Buyers under any of the Transaction Documents.
(c)    Within three (3) Business Days of effectuating a setoff or recoupment pursuant to Section 8.10(a) or (b), as the case may be, the party effectuating the setoff or recoupment shall send written notice to the party against whom it was effectuated that the setoff or recoupment has occurred. Such notice shall be sent in accordance with section 10.02 of this Agreement and shall contain reasonably sufficient detail regarding the basis for the setoff or recoupment and the specific amounts or obligations affected thereby. If the party against whom the setoff or recoupment is effectuated disputes the legitimacy of the amounts or obligations that were setoff or recouped, then such party shall notify the other of the dispute in writing within five (5) Business Days of receiving notice of the setoff or recoupment. The notice shall be sent in accordance with section 10.02 of this Agreement and shall contain reasonably sufficient detail regarding the basis for the dispute. The parties shall use their best efforts to resolve the dispute.

(d)    Neither the exercise nor the failure to exercise any right of setoff or recoupment hereunder will constitute an election of remedies or limit in any manner the enforcement of any other remedies by Buyer, any other Buyer Indemnitee, Seller or any other Seller Indemnitee, as the case may be, that may be available to it.

ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller Parent and Buyer Parent;
(b)    by Buyer Parent by written notice to Seller Parent if:
(i)    any Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller Parent or its Subsidiary within ten days of Seller Parent’s receipt of written notice of such breach from Buyer Parent; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 1, 2012, unless such failure shall be due to the failure of any Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by Seller Parent by written notice to Buyer Parent if:
(i)    any Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer Parent or its Subsidiary within ten days of Buyer Parent’s receipt of written notice of such breach from Seller Parent; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 1, 2012, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(d)    by the Seller Parent in the event that the Board of Directors of Seller Parent determines in good faith, after consultation with outside legal counsel, that in light of a Superior Proposal with respect to which Seller Parent has provided to Buyer Parent a Seller Parent’s Notice in accordance with Section 6.03(c) of this Agreement, it is necessary to terminate this Agreement in order to comply with its fiduciary duties to Seller Parent’s stockholders under applicable Law, subject to and provided that Seller Parent complies with each of the following requirements in effecting such termination:
(i)    By no later than one (1) Business Day after the last day of the Superior Proposal Period for such Superior Proposal, Seller Parent shall have received an executed definitive asset purchase agreement or other similar agreement from the person making the Superior Proposal and be prepared to enter into and publicly announce such agreement in connection with such Superior Proposal, subject to Buyer Parent’s negotiation rights under Section 9.01(d)(iii) below and Buyer Parent’s termination fee rights under Sections 9.01(d)(iv) and 9.3 below;

(ii)    Seller Parent shall provide written notice to Buyer Parent of Seller Parent’s Board of Directors’ determination to terminate this Agreement pursuant to this Section 9.01(d) by no later than one (1) Business Day after the last day of the Superior Proposal Period for such Superior Proposal (the “Section 9.01(d) Termination Notice”);
(iii)    During the period of five (5) Business Days following Buyer Parent’s receipt of the Section 9.01(d) Termination Notice (the “Negotiation Period”), Buyer Parent has the right, but not the obligation, to elect to negotiate in good faith with Seller Parent with respect to proposed modifications of the terms and conditions of this Agreement so as to enable Buyer Parent to proceed with the transactions contemplated herein on such proposed modified terms and conditions, and if Buyer Parent so elects Seller Parent shall negotiate in good faith with Buyer Parent with respect to such proposed modifications; and
(iv)    Unless Buyer Parent and Seller Parent agree in writing otherwise, this Agreement shall be terminated effective at 5:00 p.m. (Pacific Time) on the last day of the Negotiation Period (the “Termination Time”), provided that prior to or concurrently with the Termination Time, Seller Parent has paid to Buyer Parent by wire transfer in immediately available funds and Buyer Parent has received the termination fee amount specified in Section 9.03 of this Agreement.
(e)    by Buyer Parent or Seller Parent in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this Article IX and Section 6.06 and Article X hereof; and
(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
Section 9.03    Termination Fee. If the Seller Parent intends to terminate this Agreement pursuant to Section 9.1(d) hereof, the Seller Parent shall pay to Buyer Parent a termination fee of $800,000 by wire transfer of same day immediately available funds on the date of termination, and the termination pursuant to Section 9.01(d) shall become effective only upon receipt of such termination fee by Buyer Parent. Seller Parent and Buyer Parent agree that the agreement contained in this Section 9.03 is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.

ARTICLE X
MISCELLANEOUS
Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer Parent and Seller Parent shall be equally responsible for all filing and other similar fees payable in connection with a joint voluntary notice to CFIUS pursuant to FINSA.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller Parent	EMCORE Corporation 10420 Research Road, SE Albuquerque, NM 87123 Facsimile: 510-323-3402 E-mail: hong_hou@emcore.com Attention: Chief Executive Officer
with a copy to:	Stradling Yocca Carlson & Rauth Facsimile: 949-725-4100 E-mail: MSkaist@sycr.com Attention: Mark Skaist
If to Buyer Parent:
Sumitomo Electric Industries, Ltd.
1 Taya-cho, Sakae-ku
Yokohama 244-8588
Japan
Facsimile: 81-(45) 851-1709
E-mail: htakada@sei.co.jp
Attention:    Hisashi Takada, Executive Officer    Network Sales and Marketing Unit

With a copy to:	Squire Sanders (US) LLP 275 Battery Street, Suite 2600 San Francisco, CA 94111 Facsimile: (415) 393-9887 E-mail: Noriyuki.Shimoda@squiresanders.com Attention: Noriyuki Shimoda, Esq.
Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04    Performance of Obligations by Subsidiaries. Any obligation of a Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller Parent’s sole and exclusive option, either by Seller Parent directly or by any Subsidiary or designee of Seller Parent that Seller Parent causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Buyer Parent under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer Parent’s sole and exclusive option, either by Buyer Parent directly or by any Subsidiary or designee of Buyer Parent that Buyer Parent causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Seller Parent shall,” “Seller Parent agrees to,” “Sellers shall,” a “Seller shall,” and any similar variation with respect to any action, also means “Seller Parent shall cause” the particular action to be performed, and the use of the words “Buyer Parent shall,” “Buyer Parent agrees to,” “Buyers shall,” a “Buyer shall,” and any similar variation with respect to any action, also means “Buyer Parent shall cause” the particular action to be performed, because Seller Parent and Buyer Parent each understand, agree and acknowledge that they are entering into this Agreement on behalf of themselves and certain of their respective Subsidiaries. Seller Parent guarantees the performance of all actions, agreements and obligations to be performed by any Subsidiaries of Seller Parent under the terms and conditions of this Agreement and any applicable Transaction Document, and Buyer Parent guarantees the performance of all actions, agreements and obligations to be performed by any Subsidiary of Buyer Parent under the terms and conditions of this Agreement and any applicable Transaction Document, regardless of whether or not Buyer Parent and/or Seller Parent are a party thereto.

Section 10.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.07    Entire Agreement. This Agreement the other Transaction Documents, and the Confidentiality Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. For the avoidance of doubt, the parties hereto confirm that Section 10 of the Letter of Intent between Buyer Parent and Seller Parent dated as of December 23, 2011, as amended, shall remain in effect pursuant to the terms thereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer Parent may, without the prior written consent of Seller Parent, assign all or any portion of its rights under this Agreement or delegate any of its obligations under this Agreement to an Affiliate, which is a wholly-owned indirect or direct subsidiary of Buyer Parent. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.09    No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and, to the extent set forth herein, the parties’ respective Subsidiaries and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11    Governing Law; Dispute Resolution. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions; provided, however, that this Section 10.11 shall be governed by and interpreted in accordance with the Federal Arbitration Act of the United States, 9 U.S.C. §§ 1 et seq. Any dispute, claim, controversy or difference regarding the interpretation or validity or performance of, or otherwise arising out of or relating to, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (“Dispute”), shall be finally and conclusively decided by binding arbitration in accordance with the Rules of Arbitration of the ICC by an Arbitral Tribunal consisting of three arbitrators appointed in accordance with those Rules. The language of the arbitration shall be English. The venue for the hearings of the arbitration shall be San Francisco, California. The parties shall bear in equal shares any fees and expenses of the Arbitral Tribunal and of the ICC; provided that the Arbitral Tribunal shall have the authority to award, as part of the Arbitral Tribunal’s decision, to the prevailing party its costs and expenses of the arbitration proceeding, including reasonable attorneys’ and experts’ fees. The Arbitral Tribunal shall render its award based on the explicit terms of this Agreement or any of the other Transaction Documents, as applicable; and in instances where it is silent, on the basis of strict principles consistent with the terms of this Agreement or any of the other Transaction Documents. The Arbitral Tribunal shall be bound by strict rules of law in making its decision, and may not pronounce judgment on equitable principles or the basis of ex aequo et bono. The Arbitral Tribunal shall have the authority to include in its award a decision binding upon the parties enjoining them to take or refrain from taking specific action with respect to the Dispute or declaring their rights, responsibilities and liabilities as to the Dispute. The Arbitral Tribunal shall state the reasons for its decision in writing in the award it issues. Judgment on the award rendered by the Arbitral Tribunal may be entered by any court having jurisdiction. Each of the parties hereby irrevocably submits to the personal jurisdiction of, and irrevocably waives objection to the laying of venue (including a waiver of any argument of forum non convenience or other principles of like effect) in, the state and federal courts located in San Francisco, California, USA for the purposes of any action commenced in aid of an arbitration hereunder, or for entry of judgment upon the Arbitral Tribunal’s award. Each of the parties consents that all service of process may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to it at its address for notices set forth in Section 10.02 hereof, and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed.
Section 10.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMCORE CORPORATION
By:	/s/ Hong Hou
Name:	Hong Q. Hou, Ph.D
Title:	CEO

SUMITOMO ELECTRIC INDUSTRIES, LTD.
By:	/s/ Hisashi Takada
Name:	Hisashi Takada
Title:	Executive Officer
Network Products Sales and Marketing Unit